UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – December 26, 2016

WEST PHARMACEUTICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-8036	23-1210010
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Herman O. West Drive, Exton, PA		19341-0645
(Address of principal executive offices)		(Zip Code)

 Registrant’s telephone number, including area code: 610-594-2900

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

West Pharmaceutical Services, Inc. (the "Company") and Daikyo Seiko, Ltd. ("Daikyo") have entered into an Amended and Restated Technology Exchange and Crosslicense Agreement and two Distributorship Agreements effective January 18, 2017. The Company maintains a 25% ownership interest in Daikyo.

The agreements maintain a relationship between the two companies that has existed since a cross license agreement was signed in 1973. They also continue on substantially similar terms cross license and distributorship agreements signed in 2007, which were due to expire on January 25, 2017. Licenses that were granted under the 2007 cross license agreement continue according to their terms.

Under the cross license agreement, each party has agreed to share with the other its know-how and other non-patented technical information relating to, and to cooperate in the joint development of, closures, vials, cartridges, syringes, medical device components and similar products used in connection with the containment and delivery of injectable drug products. Each party has also agreed to license its know-how, patents and trademarks in the manufacture, use and sale of those products.

One of the distributorship agreements provides for the distribution of Daikyo products referred to above by the Company in all countries other than Japan and certain other identified countries in Asia. The other distributorship agreement, which is identical in material terms and conditions, provides for the distribution of Company products in Japan by Daikyo.

As similar to the prior agreements, each of the agreements is non-exclusive and the cross license agreement is royalty-free except to the extent otherwise agreed.

Each of the agreements has a 10-year term. The cross license agreement may be terminated before its term expires under a variety of circumstances, including by Daikyo after the Company ceases to be a shareholder of Daikyo and by either party in the event of a change in control of the other party. In the event of termination, the parties have agreed to negotiate the terms under which they may continue to use the know-how and trademarks and to make, use or sell licensed products.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST PHARMACEUTICAL SERVICES, INC.

/s/ William J. Federici
William J. Federici
Senior Vice President and Chief Financial Officer

January 6, 2017

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